As filed with the U.S. Securities and Exchange Commission on October 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lucas GC Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room 1109, 11/F, Tower A

Star Plaza, No. 8 Wangjing Street

Chaoyang District

Beijing 100102, China

Telephone: +86 18500976532

(Address, including zip code, of Principal Executive Offices)

Lucas GC Limited Second Amended and Restated 2024 Equity Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: (800) 221-0102

(Name, Address and telephone number of Agent for Service)

Copies To:

Yang Ge, Esq.

DLA Piper UK LLP

20th Floor, South Tower, Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing, People’s Republic of China, 100020

+86 (10) 8520-0616

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 11, 2024, Lucas GC Limited (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (File No.: 333-283728) (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”), to register 11,800,000 ordinary shares, par value US$0.000005 each, of the Company, issuable under the Lucas GC Limited 2024 Equity Incentive Plan.

On October 21, 2025, the Company filed the Post-Effective Amendment No. 1 to the Registration Statement with the Commission, to reflect the adoption of the Lucas GC Limited Amended and Restated 2024 Equity Incentive Plan (the “Amended and Restated 2024 Plan”), which was adopted following, and to reflect, the effectiveness of (i) a forty (40)-for-one (1) share consolidation, and (ii) a dual-class share structure consisting of 235,000,000 Class A ordinary shares, par value US$0.0002 per share and 15,000,000 Class B ordinary shares, par value US$0.0002 per share.

On September 1, 2026, the Company effected (i) a one hundred and twenty-five (125)-for-one (1) share consolidation of its issued and unissued Class A ordinary shares and Class B ordinary shares, then par value US$0.0002 per share, as a result of which, the authorized share capital of the Company became US$500,000 divided into 20,000,000 shares of US$0.025 each, comprising 19,800,000 Class A ordinary shares and 200,000 Class B ordinary shares, par value US$0.025 each (the “September 2026 Share Consolidation”), and (ii) an amended and restated memorandum and articles of association reflecting the September 2026 Share Consolidation.

On October 7, 2026, the Company effected (i) a series of share capital restructuring steps (“October 2026 Share Capital Restructuring”), pursuant to which its authorized share capital became US$500,000 divided into 50,000,000,000 ordinary shares, consisting of 49,500,000,000 Class A ordinary shares and 500,000,000 Class B ordinary shares, each with a par value of US$0.00001 per share (collectively, “Ordinary Shares”), and (ii) a further amended and restated memorandum and articles of association (the “Amended and Restated M&AA”), which, among other things, reflects the October 2026 Share Capital Restructuring. The Amended and Restated M&AA is filed herewith as Exhibit 4.2.

In October 2026, the board of directors of the Company further approved the Second Amended and Restated 2024 Equity Incentive Plan (the “Second Amended and Restated 2024 Plan”), filed herewith as Exhibit 10.1, which amends and restates the Amended and Restated 2024 Plan following, and to reflect, the effectiveness of the September 2026 Share Consolidation and the October 2026 Share Capital Restructuring, and further increases the maximum number of Ordinary Shares reserved for issuance thereunder by 497,640 Ordinary Shares, on a consolidation- and restructuring-adjusted basis. This Post-Effective Amendment No. 2 is being filed to reflect the adoption of the Second Amended and Restated 2024 Plan.

This registration statement on Form S-8 (the “Registration Statement”) is being filed to register an additional 497,640 Ordinary Shares of the Company, issuable under the Second Amended and Restated 2024 Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares that may become issuable pursuant to awards under the Second Amended and Restated 2024 Plan as a result of any share split, share dividend, recapitalization or similar transaction.

In accordance with the requirements of General Instruction E to Form S-8, the contents of the Initial Registration Statement, together with all amendments thereto, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are hereby incorporated by reference:

1)	The Registrant’s annual report for the fiscal year ended December 31, 2025, on Form 20-F filed with the Commission on April 20, 2026;

2)	The Registrant’s Current Reports on Form 6-K, filed with the Commission on February 10, 2026, June 4, 2026, July 2, 2026, July 10, 2026, August 10, 2026, August 28, 2026, September 18, 2026, October 6, 2026, October 6, 2026, and October 7, 2026; and

3)	the description of the Registrant’s Ordinary Shares contained in its statement on Form 8-A, as amended, initially filed with the Commission on March 22, 2023, and any amendment or report filed for the purpose of updating such description (including the description of the Registrant’s Class A ordinary shares filed as Exhibit 2.2 in the Registrant’s most recent annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on April 20, 2026).

All other reports and documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Registrant has two classes of Ordinary Shares, (i) 49,500,000,000 Class A ordinary shares of a par value of US$0.00001 each (“Class A ordinary shares” and each, a “Class A ordinary share”), and (ii) 500,000,000 Class B ordinary shares of a par value of US$0.00001 each (“Class B ordinary shares” and each, a “Class B ordinary share”). The Class A ordinary shares are registered under Section 12 of the Exchange Act and are listed and traded on the Nasdaq Capital Market under the symbol “LGCL.”

The Registrant’s Class B ordinary shares are not registered under Section 12 of the Exchange Act and are not listed or traded on any national securities exchange.

The Class A ordinary shares and Class B ordinary shares differ only with respect to voting rights and conversion rights, which are discussed below. The following description of the Company’s Class B ordinary shares summarizes the material terms and provisions of the indicated securities. For the complete terms of the Company’s Class B ordinary shares, please refer to the Amended and Restated M&AA filed herewith as Exhibit 4.2.

Conversion. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Dividends. The Registrant’s shareholders are entitled to such dividends as may be declared by its board of directors subject to the Companies Act (As Revised) of the Cayman Islands and to the Amended and Restated M&AA. In addition, the Registrant’s shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by the Company’s directors. Under the laws of the Cayman Islands, the Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in the Registrant being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the Registrant’s shareholders. Each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B ordinary share shall entitle the holder thereof to 480 votes on all matters subject to vote at general meetings of the Company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any shareholder present.

Liquidation. If in a winding up the assets available for distribution among the Registrant’s shall be more than sufficient to repay the whole of the share capital, the surplus shall be distributed among the Registrant’s shareholders in proportion to the par value of the shares held by them subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to the Registrant for unpaid calls or otherwise. If the Registrant’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets shall be distributed so that, as nearly as may be, the losses are borne by the Registrant’s shareholders in proportion to the par value of the shares held by them.

Miscellaneous. Holders of Class A ordinary shares and Class B ordinary shares do not have any pre-emptive rights, other subscription rights, redemption rights or sinking fund rights. There is no classification of the board of directors, and there is no cumulative voting by the Registrant’s shareholders of any class or series in the election of directors of the Registrant.

Anti-Takeover Provisions. Some provisions of the Amended and Restated M&AA may discourage, delay or prevent a change of control of the Registrant or management that the Registrant’s shareholders may consider favorable, including provisions that:

●	authorize the Registrant’s board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by the Registrant’s shareholders; and

●	limit the ability of the Registrant’s shareholders to requisition and convene general meetings of shareholders.

There are no limitations on the right of non-resident or foreign owners to hold or vote Class B ordinary shares imposed by the laws of the Cayman Islands or by the Amended and Restated M&AA of the Registrant.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Amended and Restated M&AA provide that the Registrant may indemnify its directors and officers (each an “Indemnified Person”) all actions, proceeding, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement between the Registrant and each of its directors and executive officers, the form of which was filed as Exhibit 4.1 to the Registrant’s most recent annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the Commission on April 20, 2026, the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of being a director and/or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index is hereby incorporated by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) above shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.2	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 6-K furnished with the Commission on October 6, 2026)

5.1	Opinion of Appleby

10.1	Lucas GC Limited Second Amended and Restated 2024 Equity Incentive Plan

23.1	Consent of Appleby (included in Exhibit 5.1)

23.2	Consent of Enrome LLP

24.1	Power of Attorney (included in the signature page hereto).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on October 28, 2026.

Lucas GC Limited

By:	/s/ Howard Lee
Name:	Howard Lee
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Howard Lee as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Howard Lee	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 28, 2026
Howard Lee

/s/ Wang-chan Wong	Director	October 28, 2026
Wang-chan Wong

/s/ Jeremy Wegerer	Independent Director	October 28, 2026
Jeremy Wegerer

/s/ Michael Carter	Independent Director	October 28, 2026
Michael Carter

/s/ Stanley Ho	Independent Director	October 28, 2026
Stanley Ho
/s/ Wallace Wang Leong Lee	Chief Financial Officer (Principal Financial and Accounting Officer)	October 28, 2026
Wallace Wang Leong Lee

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Lucas GC Limited has signed this Registration Statement or amendment thereto on October 28, 2026.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President